Filed Pursuant to Rule 424(b)(5)

Registration No. 333- 233316

PROSPECTUS SUPPLEMENT
(to Prospectus dated August 16, 2019)

CYREN LTD.

SUBSCRIPTION RIGHTS TO PURCHASE UP TO 7,240,808 ORDINARY SHARES

We are distributing at no charge to the holders of our ordinary shares as of the close of business on September 25, 2019, which we refer to as the record date, subscription rights to purchase up to an aggregate of 7,240,808 of our ordinary shares. We will distribute to you one right for every 7.55 ordinary shares that you own on the record date. Your rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering. Each right entitles the holder to purchase, at a price of $1.73 per share, one ordinary share. Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right. If an insufficient number of shares are available to satisfy fully the over-subscription requests, then the available shares will be distributed proportionately among subscription rights holders who exercised their over-subscription right, based on the number of over-subscription rights to which they subscribed. Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering. There is no minimum subscription requirement to consummate the rights offering.

The rights are exercisable beginning after 5:00 p.m., New York City time on October 4, 2019 and ending on November 4, 2019 at 5:00 p.m., New York City time, unless we extend the rights offering period. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. Any rights not exercised at or before the applicable time will expire without any payment to the holders for those unexercised rights.

The issuance of ordinary shares purchased in the rights offering will be made as soon as practicable after the expiration of the rights offering. If you are a holder of record of ordinary shares, all ordinary shares that are purchased by you in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (“DRS”) account statement from American Stock Transfer & Trust Company, LLC, our transfer agent, reflecting ownership of these securities. Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares acquired in the rights offering credited to the account of such nominee on such date.

WP XII Investments B.V., an entity controlled by funds affiliated with Warburg Pincus LLC (together “Warburg”), our controlling shareholder, has provided a commitment letter pursuant to which it committed to exercise its basic subscription rights and its over-subscription rights for an aggregate subscription of no less than $8 million of ordinary shares in the rights offering. We refer to this commitment as the Warburg commitment. Warburg will not receive any fee in connection with the Warburg commitment. As of the date of this prospectus supplement, Warburg beneficially owns approximately 50.5% of our outstanding shares.

The subscription rights may not be sold or transferred except for being transferable by operation of law, and will not be tradable on any trading market. We may terminate or cancel the offering at any time prior to its expiration. If the offering is terminated, then we will return your subscription price payment, but without any payment of interest. You should carefully consider whether to exercise your subscription rights before the expiration date. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “CYRN.” The last sale price of our ordinary shares on the Nasdaq Capital Market on October 2, 2019 was 1.66 per share. The ordinary shares issued in the rights offering will also be listed for trading on the Nasdaq Capital Market. On September 18, 2019 the aggregate market value of our outstanding ordinary shares held by non-affiliates was $47.8 million. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-15, OF THIS PROSPECTUS SUPPLEMENT AND PAGE 2 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS. YOU SHOULD CAREFULLY READ THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, TOGETHER WITH THE DOCUMENTS WE INCORPORATE BY REFERENCE, BEFORE YOU DECIDE WHETHER TO EXERCISE YOUR SUBSCRIPTION RIGHTS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus supplement is October 4, 2019.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and adds to and supplements information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part is the accompanying prospectus, which we refer to as the “accompanying prospectus.” The accompanying prospectus describes more general information regarding our securities, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement or incorporated by reference herein, on the one hand, and the information contained in the accompanying prospectus or incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement or incorporated by reference herein. Before you invest in our securities, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or the accompanying prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “us” and “Cyren” refer, collectively, to Cyren Ltd., an Israeli registered public company formerly known as Commtouch Software Ltd., and its consolidated subsidiaries.

We have trademarks for our company name “Cyren” and we are also maintaining our registered trademark for “Commtouch”, which is registered in the U.S., Canada, Israel, European Union and China.  This prospectus supplement and the accompanying prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners.

S-ii

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about the rights offering. The answers are based on selected information from this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks relating to the rights offering, our business, our ordinary shares and our location in Israel.

Exercising the rights and investing in our securities involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page S-15 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Q: What is a rights offering?

A: A rights offering is a distribution of subscription rights on a pro rata basis to all existing shareholders of a company to buy a proportional number of additional securities at a given price. We are distributing to holders of our ordinary shares, at no charge, as of the close of business on the record date (September 25, 2019), subscription rights to purchase up to an aggregate of 7,240,808 of our ordinary shares. You will receive one subscription right for every 7.55 ordinary shares you own at the close of business on the record date. Each right carries with it a basic subscription right and an over-subscription right. The basic and over-subscription rights will be evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic instruments issued through the facilities of the Depository Trust Company, or DTC, in the United States.

Q: What is a right?

A: We will issue one right for every 7.55 of our ordinary shares that you own on the record date. Each right carries with it a basic subscription right and an over-subscription right and entitles the holder of the right the opportunity to purchase, at the subscription price of $1.73 per right, one ordinary share. Your rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering.

Q: Why are we undertaking the rights offering, and how will we use the proceeds from the rights offering?

A: We are making the rights offering to raise funds primarily for general working capital purposes.

The rights offering provides our existing shareholders the opportunity to participate in our capital-raising efforts in a manner that allows them to maintain, and possibly increase, their proportional ownership interest in us.

Q: How much money will we raise as a result of the rights offering?

A: If the rights offering is fully subscribed, we estimate that the net proceeds from the rights offering will be approximately $12.4 million, after deducting expenses related to the rights offering payable by us, estimated at approximately $100,000.

Q. May I transfer my subscription rights?

A. No. The subscription rights may not be sold or transferred except for being transferable by operation of law. There will be no “trading day” on the Nasdaq Capital Market (or any other stock market) for the subscription rights.

Q: What is a basic subscription right?

A: Each basic subscription right gives you the opportunity to purchase one of our ordinary shares. You may exercise any number of your basic subscription rights or you may choose not to exercise any subscription rights at all.

For example, if you own 755 of our ordinary shares on the record date and you are granted one basic subscription right for every 7.55 ordinary shares you own at that time, then you would have the basic right to purchase, at an aggregate price of up to $173.00, up to 100 ordinary shares.

If you hold your ordinary shares in the name of a broker, dealer, bank or other nominee who uses the services of the DTC, then DTC will credit the account of the nominee with one right for every 7.55 ordinary shares you own at the record date.

Q: What is an over-subscription right?

A: If you elect to purchase all of the securities available to you pursuant to your basic subscription right, you may also elect to subscribe for additional rights that remain unsubscribed as a result of any other shareholders not exercising their basic subscription rights. If an insufficient number of shares are available to fully satisfy the over-subscription requests, then the available shares will be distributed proportionately among subscription rights holders who exercised their over-subscription right, based on the number of over-subscription rights to which they subscribed (see “The Rights Offering – Allocation and Exercise of Over-Subscription Rights”). Payments in respect of over-subscription rights are due at the time payment is made for the basic subscription right. Any excess subscription price payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

Q: Who may participate in the rights offering?

A: Only holders of record of our ordinary shares as of the close of business on September 25, 2019 (the record date) are entitled to participate in the rights offering.

Q: Will the officers, directors and significant shareholders of Cyren be exercising their rights?

A: Our officers, directors and greater than 5% beneficial shareholders may participate in the rights offering, but, other than Warburg who has committed to subscribe for at least $8 million, none of our officers, directors or greater than 5% beneficial shareholders are obligated to so participate.

Q: Will the subscription rights and the ordinary shares that I receive upon exercise of my rights be tradable on the Nasdaq Capital Market?

A: Our ordinary shares are listed on the Nasdaq Capital Market under the ticker symbol “CYRN.” The ordinary shares issued in the rights offering will also be listed for trading on the Nasdaq Capital Market. However, the subscription rights may not be sold or transferred except for being transferable by operation of law, and will not be tradable on the Nasdaq Capital Market or any other trading market.

Q: How do I exercise my basic subscription right and over-subscription right?

A: Shortly after the record date, we will send a rights certificate to each holder of our ordinary shares that on the record date is registered in our shareholder register maintained by American Stock Transfer & Trust Company, LLC, the transfer agent of our ordinary shares, which is also acting as the subscription agent for the rights offering. The rights certificate will evidence the number of rights issued to each holder and will be accompanied by a copy of this prospectus.

If you are a record holder of our ordinary shares and you wish to exercise your subscription rights, you should complete the exercise form on the back of the rights certificate and send the certificate, accompanied by the subscription price, to the subscription agent. The subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of the rights offering.

If you are a record holder, in order to properly exercise your over-subscription right, you must: (i) indicate on your subscription rights certificate that you submit with respect to the exercise of the rights issued to you how many additional rights you are willing to exercise pursuant to your over-subscription right and (ii) concurrently deliver the subscription payment related to your over-subscription right at the time you make payment for your basic subscription right. All funds from over-subscription rights that are not honored will be promptly returned to shareholders, without interest or deduction. See “The Rights Offering – Methods of Exercise of Rights for Record Holders.”

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to the proper time and payment of the subscription price. See also “The Rights Offering- Exercise of Rights by Beneficial Owners Who Are Not Record Holders”.

Q: Am I required to subscribe in the rights offering?

A: No. You may exercise any number of your subscription rights, or you may choose not to exercise subscription rights at all.

Q: What happens if I choose not to exercise my subscription rights?

A: You will retain your current number of ordinary shares even if you do not exercise your basic subscription rights. However, if you do not exercise your basic subscription right in full, the percentage of our ordinary shares that you own will decrease, and your voting and other rights will be diluted to the extent that other shareholders exercise their basic and over-subscription rights. In addition, as a result of the Warburg commitment, if shareholders don’t exercise their subscription rights, Warburg’s percentage ownership of our ordinary shares will increase.

Q: When will the subscription rights expire?

A: The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time on Monday, November 4, 2019, unless we decide to terminate the rights offering earlier. We or the subscription agent must actually receive all required documents and payments before that time and date. Any rights not exercised at or before the applicable time will expire without any payment to the holders for those unexercised rights. See “The Rights Offering – Expiration of the Rights Offering.”

If you hold your shares through a broker, dealer or other nominee, you will be required to comply with the procedural requirements of such nominee, including the procedures relating to the last time by which you may be required to provide notice of your intention to exercise your rights. For further information see “The Rights Offering- Exercise of Rights by Beneficial Owners Who Are Not Record Holders.”

If you do not timely exercise your rights in accordance with the procedures applicable to you, your ability to exercise the rights and purchase the ordinary shares will expire.

Q: Will Cyren require a minimum dollar amount of subscriptions to consummate the rights offering?

A: No. There is no minimum subscription requirement to consummate the rights offering.

Q: What is the Warburg commitment?

A: In connection with the rights offering, Warburg, our controlling shareholder, has undertaken to exercise its basic subscription rights and its over-subscription rights for an aggregate subscription of no less than $8 million of ordinary shares in the rights offering. Warburg will not receive any fee in connection with the Warburg commitment.

Q: Is exercising my subscription rights risky?

A: The exercise of your subscription rights and over-subscription rights (and the resulting ownership of our ordinary shares) involves a high degree of risk. Exercising your subscription rights means buying ordinary shares and should be considered as carefully as you would consider any other equity investment. You should carefully consider the information under the heading “Risk Factors” and all other information included in this prospectus and the documents incorporated by reference herein before deciding to exercise your subscription rights.

Q: After I exercise my subscription rights, can I change my mind and cancel my purchase?

A: No. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our ordinary shares is below the $1.73 per share subscription price. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at the proposed subscription price. Any rights not exercised at or before the expiration date will expire worthless without any payment to the holders for those unexercised rights.

Q: Can Cyren cancel, terminate, extend or amend the rights offering?

A: Yes, we may decide to cancel or terminate the rights offering at any time and for any reason prior to 5:00 p.m. New York City time (midnight, Israel time) on Monday, November 4, 2019. If we cancel or terminate the rights offering, we will issue a press release notifying shareholders of the cancellation or termination, and any money received from subscribing shareholders will be promptly returned, without interest or deduction. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then rights holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

We also reserve the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus supplement, we will file a post-effective amendment to the registration statement in which this prospectus supplement is included, offer rights holders who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such rights holder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow rights holders ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

Q: What should I do if I want to participate in the rights offering but my ordinary shares are held in the name of my broker, dealer, bank or other nominee and not in my name?

A: Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer, bank or trustee, rather than in their own name, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription rights certificate on behalf of the beneficial owner and arrange for proper payment by one of the methods described above. See “The Rights Offering- Exercise of Rights by Beneficial Owners Who Are Not Record Holders”.

Q: Will I be charged a sales commission or a fee if I exercise my subscription rights?

A: We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights and/or sell any underlying ordinary shares through a broker, dealer, bank or other nominee, you will be responsible for any fees charged by your broker, dealer, bank or other nominee.

Q: What is the recommendation of the board of directors regarding the rights offering?

A: None of Cyren, our board of directors or the subscription agent is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision in consultation with your own advisors as to whether or not you should participate in the rights offering or otherwise invest in our securities and only after considering all of the information included in this prospectus, including the “Risk Factors” section that follows.

Q: How was the $1.73 per share subscription price established?

A: The Capital Raise Committee, an independent committee excluding any Warburg nominated directors, determined that the subscription price should be designed to provide an incentive to our current shareholders to exercise their rights in the rights offering. Other factors considered by the Capital Raise Committee in setting the subscription price included the amount of proceeds desired, our need for equity capital, the price at which our shareholders might be willing to participate in the rights offering, our business prospects, alternatives available to us for raising equity capital, the liquidity of our ordinary shares and the historical and current trading prices of our ordinary shares. The subscription price is approximately equal to a 12% premium to the closing price of $1.55 on September 10, 2019, the day prior to our board’s approval of the rights offering terms, and a 2% premium to the volume weighted average closing price of the ordinary shares on the Nasdaq Capital Market over the prior 90 trading days ending on September 10, 2019.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of our company or our ordinary shares. You should not assume or expect that, after the rights offering, our ordinary shares will trade at or above the subscription price in any given time period. The market price of our ordinary shares may decline during or after the rights offering, and you may not be able to sell any ordinary shares purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our ordinary shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. On October 2, 2019, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $1.66 per share.

Q: What are the U.S. federal income tax consequences of receiving or exercising my subscription rights?

A: A U.S. holder of ordinary shares likely will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights. However, no tax ruling from the Internal Revenue Service will be sought for the rights offering. You should consult your own tax advisor as to the particular consequences to you of the rights offering. See “Material U.S. Federal Income Tax Considerations.”

Q: What are the Israeli income tax consequences of receiving or exercising my subscription rights?

A: An Israeli holder of ordinary shares likely will not recognize any income, gain or loss for Israeli income tax purposes in connection with the receipt or exercise of subscription rights. However, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering. You should consult your own tax advisor as to the particular consequences to you of the rights offering. See “Material Israeli Tax Considerations.”

Q: How many ordinary shares will be outstanding after the rights offering?

A: The number of ordinary shares that will be outstanding immediately after the completion of the rights offering, assuming all rights are exercised, will be 61,924,615 ordinary shares (assuming no exercise of outstanding options). There is no assurance that all rights will be exercised.

Q: If I exercise my subscription rights, how will I receive ordinary shares in the rights offering?

A: The issuance of ordinary shares purchased in the rights offering will be made as soon as practicable after the expiration date. If you are a holder of record of ordinary shares, all ordinary shares that are purchased by you in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a DRS account statement from American Stock Transfer & Trust Company, LLC, our transfer agent, reflecting ownership of these securities. Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares acquired in the rights offering credited to the account of such nominee on such date.

Q: Who is the subscription agent for the rights offering?

A: The subscription agent is American Stock Transfer & Trust Company, LLC. The address for delivery to the subscription agent is as follows:

If delivering by mail, hand or overnight courier:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

Your delivery to the subscription agent to an address other than the address set forth above will not constitute valid delivery and, accordingly, may be rejected by us.

Q: What should I do if I have other questions?

A: If you have any questions or need further information about the rights offering, please contact D.F. King & Co., Inc., the information agent for the rights offering, at (212) 269-5550 (for banks and brokers) or (877) 283-0325 (toll free), or email at cyren@dfking.com. For a more complete description of the rights offering, see “The Rights Offering.”

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary together with the more detailed information regarding our company and the rights offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere or incorporated by reference in this prospectus. This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you.

Our Business

Purpose built for the cloud, we are an early pioneer and leading innovator of SaaS security solutions that protect businesses, their employees and customers from threats on the web, in email and on mobile devices. Our mission is to protect people and organizations from cyber threats when they use the internet.

Our cloud-first approach to security sets us apart from other vendors in the market. We are an internet security company that is delivering security results that are disrupting legacy vendors and appliance-based solutions. Our security solutions are architected around the fundamental belief that internet security is a race against time – and the cloud best enables the speed, sophistication and advanced automation needed to detect and block threats as they emerge on the internet.

Our security cloud delivers faster detection and protection, with SaaS security solutions that inspect web and email traffic before it reaches a user’s browser or inbox – often identifying and blocking threats in just seconds. Our SaaS solutions are easy to deploy and manage, delivering critical security and faster innovation, for a low total cost of ownership.

Our cloud security services are sold into two markets:

               ●              Cyren Cloud Security (CCS) – this SaaS security platform is designed for enterprise customers, and is sold either directly or through channel partners. Cyren Cloud Security (CCS) services currently include Email Security (CES), Web Security (CWS), DNS Security, and Cloud Sandboxing. Each of these service offerings may be purchased separately, or as part of a bundled suite. All products are sold on a per-user SaaS subscription model, providing customers with a quick-to-deploy, easy-to-manage solution and a low total cost of ownership. We market and sell our solutions worldwide both directly through our sales teams and indirectly through our Partner Program where our sales organization actively assists our network of distributors and resellers.

During the first half of 2019, we decided to focus our product development and sales efforts on products that are derived from our Cloud Email Security solutions, and as such, will be de-emphasizing standalone and bundled Web Security (CWS) offerings. We will continue to support existing CWS customers through the end of 2020 but will not be pursuing new sales of these services in 2019.

Since 2018, we have been developing an anti-phishing solution targeted at enterprise customers in a market segment that Gartner has defined as Cloud Email Security Supplements (CESS). Cyren’s CESS solution, which has been internally branded as Cyren Inbox Security (CIS), is expected to be generally available during the first half of 2020, and is not expected to have any revenue impact until 2020.

               ●              Cyren Threat Intelligence Services (TIS) – this platform offers cloud-based cyber threat detection APIs, and SDKs to many of the world’s leading technology and security vendors. Cyren Threat Intelligence Services include Email Security, Web Security, Endpoint Security, and Advanced Threat Protection. These solutions are sold directly to Original Equipment Manufacturers (“OEMs”), embedded security vendors, and service providers that integrate Cyren Threat Intelligence Services and cloud detection services into their infrastructure or security products to protect their customers and users.

We were incorporated as a private company under the laws of the State of Israel on February 10, 1991 and our legal form is a company limited by shares. We became a public company on July 15, 1999 under the name Commtouch Software Ltd.  In January 2014, we changed our legal name to Cyren Ltd.

Our principal executive offices are located at 10 Ha-Menofim St., 5th Floor, Herzliya, 4672561, Israel and our telephone number is +972–9–863–6888.

THE RIGHTS OFFERING

Securities Offered	We are distributing at no charge to the holders of our ordinary shares as of the close of business on September 25, 2019, which we refer to as the record date, subscription rights to purchase up to an aggregate of 7,240,808 of our ordinary shares. We will distribute one right to the holder of record of every 7.55 ordinary shares that is held by the holder of record on the record date. Based on 54,668,107 shares outstanding on the record date, we will issue 7,240,808 rights in the rights offering. We expect the total subscription price for the subscription rights offered in the rights offering to be approximately $12.5 million, assuming full participation in the rights offering.

Basic Subscription Right	Each right, which we refer to as the basic subscription right, entitles the holder to purchase, for the subscription price of $1.73, one ordinary share. Rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering. With respect to ordinary shares registered on our shareholder register maintained by our U.S. transfer agent, including those held in the name of DTC, such rounding will be made with respect to each record and beneficial shareholder.

Over-Subscription Right	Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right. If an insufficient number of shares are available to satisfy fully the over-subscription requests, then the available shares will be distributed proportionately among subscription rights holders who exercised their over-subscription right, based on the number of over-subscription rights to which they subscribed. Any excess subscription price payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Record Date	Close of business on September 25, 2019.

Commencement Date of Subscription Period	After 5:00 p.m., New York City time (midnight, Israel time) on Friday, October 4, 2019.

Expiration Date of Subscription Period	5:00 p.m., New York City time (midnight, Israel time) on Monday, November 4, 2019, unless we decide to terminate the rights offering earlier. We or the subscription agent must actually receive all required documents and payments before that time and date.

Subscription Price	$1.73 per ordinary share, payable in immediately available funds.

Warburg Commitment	Warburg, our controlling shareholder, has provided a commitment letter pursuant to which it committed to exercise its basic subscription rights and its over-subscription rights for an aggregate subscription of no less than $8 million of ordinary shares in the rights offering. We refer to this commitment as the Warburg commitment. Warburg will not receive any fee in connection with the Warburg commitment. As of the date of this prospectus supplement, Warburg beneficially owns approximately 50.5% of our outstanding shares.

Use of Proceeds	The proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering, will be used for general working capital purposes.

Transferability	The rights may not be sold or transferred except by operation of law.

No Recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise your rights. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

No Revocation	If you exercise any of your basic or over-subscription rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at a subscription price of $1.73 per full share.

U.S. Federal Income Tax Considerations	A U.S. holder of ordinary shares likely will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights; however, no tax ruling from the Internal Revenue Service has been or will be sought for the rights offering. You should consult your own tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Israeli Income Tax Considerations	An Israeli holder of ordinary shares likely will not recognize any income, gain or loss for Israeli income tax purposes in connection with the receipt or exercise of subscription rights; however, no tax ruling from the Israeli Income Tax Authority has been or will be sought for the rights offering. You should consult your own tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material Israeli Tax Considerations.”

Termination, Cancellation, Extension and Amendment

We may terminate or cancel the offering in our sole discretion at any time on or before the expiration date for any reason (including, without limitation, a change in the market price of our ordinary shares). If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest or deduction, of all funds received from holders of subscription rights. Any termination or cancellation of the rights offering will be followed as promptly as practicable by an announcement.

We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then rights holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

We also reserve the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer rights holders who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such rights holder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow rights holders ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

Procedure for Exercising Rights	If you are the record holder of our ordinary shares, to exercise your rights you must complete the subscription rights certificate and deliver it to the subscription agent, American Stock Transfer & Trust Company, LLC, together with full payment for all the subscription rights (pursuant to both the basic subscription right and the over-subscription right) you elect to exercise. The subscription agent must receive the proper forms and payments on or before the expiration date. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. Payment to us should be denominated in U.S. dollars.

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee, you should instruct your broker, dealer, bank or other nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering – Methods for Exercising Rights--Shareholders Whose Ordinary Shares are Held by a Nominee.”

U.S. Subscription Agent	American Stock Transfer & Trust Company, LLC will act as the subscription agent in connection with the rights offering.

Information Agent	D.F. King & Co., Inc. will act as the information agent in connection with the rights offering. You may contact the information agent with questions at (212) 269-5550 (for banks and brokers) or (877) 283-0325 (toll free), or by email at cyren@dfking.com.

Shares Outstanding on the Date of this Prospectus Supplement	54,683,807 shares outstanding as of the date of this prospectus supplement (which excludes 9,626,914 ordinary shares issuable upon the exercise of outstanding options and the settlement of restricted stock units).

Shares Outstanding after Completion of the Rights Offering	61,924,615 of our ordinary shares will be outstanding immediately after the completion of the rights offering, assuming full participation in the rights offering (which excludes 9,626,914 ordinary shares issuable upon the exercise of outstanding options and the settlement of restricted stock units).

Issuance of Our Ordinary Shares

The issuance of ordinary shares purchased in the rights offering will be made as soon as practicable after the expiration date.

Holders of record of ordinary shares will receive a DRS account statement from American Stock Transfer & Trust Company, LLC reflecting any ordinary shares acquired in the rights offering.

Beneficial owners of our ordinary shares whose shares are held by a nominee will have any ordinary shares acquired in the rights offering credited to the account of such nominee on such date.

Risk Factors	Shareholders considering making an investment in our securities should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”

Fees and Expenses	We will bear the fees and expenses relating to the rights offering.

Trading Market	Our ordinary shares are listed on the Nasdaq Capital Market under the ticker symbol “CYRN.” The ordinary shares issued in the rights offering will also be listed for trading on the Nasdaq Capital Market. The rights will not be listed on any trading market.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in these documents include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and the beliefs and assumptions of our management. In addition, statements in the future tense, and statements including words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” and similar expressions are intended to identify forward-looking statements. Specifically, this prospectus supplement, the accompanying prospectus and the information incorporated by reference in these documents contain forward-looking statements regarding:

●	our intention to release two new enterprise-focused product offerings in 2020 and the anticipated solutions such offerings will provide to our customers;

●	our expectations regarding our integrated offering and our partnership with Microsoft;

●	our expectations regarding our future profitability and quarterly revenue growth;

●	our expectations regarding increases in cost of revenue and operating expenses, including as a result of our anticipated investments in R&D;

●	our beliefs regarding the importance of R&D;

●	our expectation to lower the rate of R&D investment as a percentage of revenue in the future and to drive more revenue from existing solutions rather than by adding new solutions;

●	our expectations regarding reducing the historical rate of headcount growth and its resulting impact on our gross and operating margins over time;

●	our expectations regarding our business strategies, including our contingency plan;

●	our expectations regarding growth of our enterprise business and its expected impact on our business and operating results, including its contribution to our cash flow and return on investment;

●	our expectations regarding our capital expenditures for 2019;

●	our belief regarding the adequacy of our existing capital resources and other future measures to satisfy our expected liquidity requirements;

●	our beliefs regarding our competitive position in the market in which we operate;

●	our expectations regarding the regulatory environment of data privacy in the EU;

●	our anticipated significant investments in R&D and promotion of our brand;

●	our expectations regarding trends in the market for internet security and technology industry;

●	our expectations regarding existing and new threats, key challenges and opportunities in our industry and their impact on our business, including the impact of innovations in the technology industry;

●	our expectations regarding the increase in utilization of our cloud infrastructure and the resulting impact on our gross margins;

●	our expectations regarding continued and future customers that will contribute to our revenue, and the solutions we provide to such customers;

●	our beliefs regarding factors that make our vision compelling to the IT security market;

●	our expectations regarding the locations where we conduct our business;

●	our belief regarding passive foreign investment company status;

●	our expectations regarding the significant costs associated with loss of our foreign private issuer status;

●	our expectations regarding the impact of litigation;

●	our beliefs regarding our net operating loss carry-forwards; and

●	our expectations and estimates regarding certain tax and accounting matters, including the impact on our financial statements.

These forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause our actual results, performance, levels of activity, achievements or industry results, to be materially different from those expressed or implied by such forward-looking statements as a result of numerous factors, including the following:

●	our ability to execute our business strategies, including our sales and business development plan;

●	our ability to timely and successfully enhance and improve our existing solutions and introduce our new solutions;

●	the commercial success of such enhancements and new solutions;

●	lack of demand for our solutions, including as a result of actual or perceived decreases in levels of advanced cyber attacks;

●	our ability to manage our cost structure, avoid unanticipated liabilities and achieve profitability;

●	our ability to grow our revenues, including the ability of existing solutions to drive sufficient revenue;

●	our ability to attract new customers and increase revenue or retain customers;

●	market acceptance of our existing and new product offerings;

●	the success of our partnership with Microsoft, including our ability to successfully integrate our web security technology into its platform;

●	our ability to adapt to changing technological requirements and shifting preferences of our customers and their users;

●	our ability to successfully shift the focus of our product development and sales efforts to our CES solutions, while de-emphasizing our CWS offerings;

●	loss of any of our large customers;

●	adverse conditions in the national and global financial markets;

●	the impact of currency fluctuations;

●	political and other conditions in Israel that may limit our R&D activities;

●	increased competition or our ability to anticipate or effectively react to competitive challenges;

●	the ability of our brand development strategies to enhance our brand recognition;

●	our ability to retain key personnel;

●	performance of our OEM partners, service providers and resellers;

●	our ability to successfully implement our contingency plan, if needed, and its ability to allow us to continue our operations and meet our cash obligations;

●	our ability to successfully estimate the impact of regulatory and litigation matters;

●	our ability to comply with applicable laws and regulations and the impact of changes in applicable laws and regulations, including tax legislation or policies;

●	economic, regulatory and political risks associated with our international operations, including our operations in the United Kingdom and the potential impact of Brexit;

●	the impact of cyber attacks or a security breach of our systems;

●	our ability to protect our brand name and intellectual property rights;

●	the impact of our controlling shareholder’s decisions, which may differ with respect to our strategic direction;

●	our ability to successfully estimate the impact of certain accounting and tax matters, including the effect on our company of adopting certain accounting pronouncements; and

●	those risks detailed in the section of this prospectus supplement entitled “Risk Factors,” and those risks described in the documents we file from time to time with the SEC that are incorporated by reference in this prospectus, specifically our most recent Annual Report on Form 10-K, Form 10-Q and our Current Reports on Form 8-K.

Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances, or otherwise after the date hereof.

RISK FACTORS

Investing in our securities is very risky. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Item 1A. Risk Factors” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 28, 2019 (the “2018 10-K”), which is incorporated by reference in this prospectus supplement as well as the risk factors set forth below. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement.

Risks Relating to the Rights Offering

Your interest in our company may be diluted as a result of the rights offering.

Holders of ordinary shares who do not fully exercise their respective rights should expect that they will, at the completion of the rights offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their subscription rights.

Our controlling shareholder, Warburg, and certain of our directors beneficially own a substantial percentage of our ordinary shares, which may increase if the offering is completed.

Warburg, our controlling shareholder, beneficially owns 27,586,733 ordinary shares, or approximately 50.5%, of our outstanding ordinary shares as of the date hereof. As office holders of Warburg, four of our directors, Cary Davis, Brian Chang, Lauren Zletz and Rajveer Kushwaha, may be considered the beneficial owners of the shares owned by Warburg. Warburg has committed to exercising its basic subscription rights and its over-subscription rights, for an aggregate subscription of no less than $8 million. As a result, if the offering is completed, the beneficial ownership of Warburg will increase if other subscription rights are not exercised. This concentration of ownership of our ordinary shares could delay or prevent mergers, tender offers, or other purchases of our ordinary shares that might otherwise give our shareholders the opportunity to realize a premium over the then-prevailing market price for our ordinary shares. This concentration of ownership may also adversely affect our share price.

The rights offering may cause the price of our ordinary shares to decrease.

The subscription price, together with the number of ordinary shares we propose to issue and ultimately will issue if the rights offering is completed, may result in an immediate decrease in the market value of our ordinary shares. This decrease may continue after the completion of the rights offering. If that occurs, you may have committed to buy ordinary shares in the rights offering at a price greater than the prevailing market price. Further, if a substantial number of rights are exercised and the holders of the ordinary shares received upon exercise of those rights choose to sell some or all of those ordinary shares, the resulting sales could depress the market price of our ordinary shares. Following the exercise of your rights you may not be able to sell your ordinary shares at a price equal to or greater than the subscription price.

You could be committed to buying ordinary shares above the prevailing market price.

Once you exercise your basic and any over-subscription rights, you may not revoke such exercise, even if you later learn information that you consider to be unfavorable to the exercise of your rights. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. The market price of our ordinary shares may decline prior to the expiration of the rights offering or a subscribing rights holder may not be able to sell ordinary shares purchased in the rights offering at a price equal to or greater than the subscription price.

If we terminate the rights offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date. If the rights offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the subscription agent or us. If we terminate the rights offering, all rights will expire worthless.

We may amend or modify the terms of the rights offering at any time prior to the expiration of the rights offering in our sole discretion.

We reserve the right to amend or modify the terms of the rights offering in our sole discretion. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus supplement, we will file a post-effective amendment to the registration statement in which this prospectus supplement is included, offer rights holders who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any subscription payments advanced by such rights holder and recirculate an updated prospectus supplement after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow rights holders ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

Our ordinary share price may be volatile as a result of the rights offering.

The trading price of our ordinary shares may fluctuate substantially. The price of the ordinary shares that will prevail in the market after the rights offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the factors described under “– Risks Relating to Our Ordinary Shares - Volatility of the market price of our ordinary shares could adversely affect our shareholders and us.”

The subscription price determined for the rights offering is not an indication of the value of our ordinary shares.

The subscription price for the ordinary shares in the rights offering was set by the Capital Raise Committee and does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of our ordinary shares. After the date of this prospectus supplement, our ordinary shares may trade at prices above or below the subscription price.

We will have broad discretion in the use of the net proceeds from the rights offering and may not use the proceeds effectively.

We plan to use the proceeds of the rights offering primarily for general working capital purposes. However, we will not be restricted to such uses and will have broad discretion in determining how the proceeds of the rights offering will be used. Our discretion is not substantially limited by the uses set forth in this prospectus supplement in the section entitled “Use of Proceeds.” While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in the rights offering. Investors in the rights offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of the rights offering. Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of record of our ordinary shares who desire to purchase our ordinary shares in the rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent or us prior to 5:00 p.m., New York City time (midnight, Israel time), on the expiration date (Monday, November 4, 2019). If you are a beneficial owner of ordinary shares and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, bank or other nominee acts for you and that all required forms and payments (to the extent payment is then required by your nominee) are actually received by your broker, dealer, bank or other nominee in sufficient time to exercise the rights granted in the rights offering that you beneficially own prior to 5:00 p.m., New York City time (midnight, Israel time) on the expiration date. We will not be responsible if your broker, dealer, bank, or other nominee fails to meet this deadline.

If you fail to follow the subscription procedures that apply to your exercise in the rights offering, we may, depending on the circumstances, reject your subscription or accept it only partially. Neither we, nor the subscription agent, undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive any, or all of, the amount of rights for which you over-subscribed.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights. Over-subscription rights will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription rights to which they subscribed. You may not receive any, or all of, the amount of rights for which you over-subscribed. If the prorated amount of rights allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the subscription agent or us on your behalf will be returned to you promptly without interest or deduction and we will have no further obligations to you.

The receipt of rights may be treated as a taxable distribution to you.

We believe that the distribution of subscription rights in the rights offering likely will be non-taxable under U.S. federal income tax laws. However, this position is not binding on the Internal Revenue Service or the courts, and if the rights offering were deemed to be part of a “disproportionate distribution” under U.S. income tax laws, a U.S. holder’s receipt of subscription rights in the rights offering could be taxable. Each U.S. holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it. Please see the discussion under “Material U.S. Federal Income Tax Considerations” below.

The distribution of subscription rights in the rights offering likely will be non-taxable under Israeli income tax laws. Please see the discussion under “Material Israeli Tax Considerations” below. However, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering. Each Israeli resident holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

The government programs and benefits which we previously received require us to meet several conditions and may be terminated or reduced in the future.

Under the R&D Law, research and development programs approved by the Research Committee of the Israel Innovation Authority (formerly known as the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry, or OCS) (respectively, the “Research Committee” and the “IIA”) are eligible for “Benefits” which include grants, loans, exemptions, discounts, guarantees and additional means of assistance, but with the exclusion of purchase of shares, provided under various tracks promulgated by the Council body (the “Tracks”). Most Tracks require the repayment of the Benefits in the form of the payment of royalties from the sale of the product developed in accordance with the published Track guidelines and subject to other restrictions. Once a project is approved, the IIA awards grants of up to 50% of the project’s expenditures in return for royalties, usually at the rate of 3% to 5% of sales of products developed with such grants. For projects approved after January 1, 1999, the amount of royalties payable was up to a dollar-linked amount equal to 100% of such grants plus interest at LIBOR.

We received grants from the Government of Israel under several Tracks with the IIA, pursuant to the R&D Law, to finance a significant portion of our research and development expenditures in Israel. We have received grants from the IIA for development of our products under four approved programs, in an aggregate amount of $5,078,476. Two of the programs, under which we received $1,379,921 were closed, and the Company is not required to report or pay royalties with respect to these programs. However, to the extent the Company will use, transfer or otherwise incorporate the know-how developed under the closed programs in any product, it would need to pay royalties to the IIA with respect to such programs at the rates detailed below. In addition, any transfer of know-how developed under the closed programs or of manufacturing rights with respect to such know-how will require the consent of the IIA and may require payment to the IIA as detailed below. Under the active programs we received an aggregate of $3,698,555, of which in 2018 and 2017, we received $228 thousand and $718 thousand, respectively. We have not applied for, nor received any additional grants in 2019. The Company’s total commitment for royalties payable with respect to future sales, based on IIA participations received, net of royalties paid or accrued, totaled $2,780 thousand as of June 30, 2019.

In addition to the IIA programs described above, from 2012 to 2014 we participated in a research consortium in which high technology companies are members. This consortium was devoted to the development of generic technologies in the field of cyber security technologies. Grants received by the Company under the Magnet Track amounted to $0.26 million, $0.50 million and $0.52 million in the years 2012, 2013 and 2014, respectively. No royalties are payable to the IIA with respect to this funding. However, the terms of the Track prohibit both the manufacture of products using technology developed in the context of the program outside of Israel and the transfer of technology developed under the program to any third party, without the prior written consent of the IIA and compliance with any applicable IIA or R&D Law terms, as further detailed below.

In order to meet specified conditions in connection with grants and programs of the IIA, we have made representations to the Israel government about our Israeli operations. One of the grants requires a minimum commitment of three years and we are required to share information with other companies and academics. From time to time, the conduct of our Israeli operations has deviated from our forecasts.

If we fail to meet the conditions of the grants, including the maintenance of a material presence in Israel, or if there is any material deviation from the representations made by us to the Israeli government, we could be required to refund the grants previously received (together with an adjustment based on the Israeli consumer price index and an interest factor) and would likely be ineligible to receive IIA grants in the future.

In addition, the terms our IIA grants and programs prohibit the manufacturing outside of Israel of the product developed in accordance with the program without the prior consent of the Research Committee. Such approval is generally subject to an increase in the total amount to be repaid to the IIA to between 120% and 300% of the amount granted, depending on the extent of the manufacturing that is conducted outside of Israel.

The R&D Law also provides that know-how from the research and development and any derivatives thereof, cannot be transferred or licensed to Israeli third parties without the approval of the Research Committee. The R&D Law stresses that it is not just transfer of know-how that was prohibited, but also transfer of any rights in such know-how. Approval of the transfer and/or license could be granted only if the Israeli transferee undertook to abide by all of the provisions of the R&D Law and regulations promulgated thereunder, including the restrictions on the transfer of know-how and the obligation to pay royalties, if applicable.

Assignment of the know-how from the research and development cannot be transferred or licensed to non-Israeli third parties without the approval of the Research Committee, which approval is generally contingent on payment of a significant penalty of up to six times the grant amount plus LIBOR and minus any royalties paid. Such restriction does not apply to exports from Israel of final products developed with such technologies. On May 7, 2017, the IIA published the Rules for Granting Authorization for Use of Know-How Outside of Israel (the “Licensing Rules”). The Licensing Rules enable the approval of out-licensing arrangements and other arrangements for granting of an authorization to an entity outside of Israel to use know-how developed under research and development programs funded by the IIA and any derivatives thereof. Subject to payment of a “License Fee” to the IIA, at a rate that will be determined by the IIA in accordance with the Licensing Rules, the IIA may now approve arrangements for the license of know-how outside of Israel. This allows companies that have received IIA support to commercialize know-how in a manner which was not previously available.

Such restrictions could make transactions for the acquisition or licensing of know-how arising out of the research and development, which is subject to the above limitations and obligations, less attractive to potential acquirers or licensees.

USE OF PROCEEDS

We estimate that the net proceeds from the rights offering will be approximately $12.4 million, assuming full participation in the rights offering and after deducting expenses related to the rights offering payable by us estimated at approximately $100,000.

We intend to use the net proceeds received from the exercise of the rights for general working capital purposes.

DILUTION

Purchasers of our ordinary shares in the rights offering will experience an immediate dilution of the net tangible book value per ordinary share. Our net tangible book value as of June 30, 2019 was approximately ($5,139,000), or ($0.09) per ordinary share (based upon 54,501,307 of our ordinary shares outstanding as of such date). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of our ordinary shares outstanding. Dilution per share equals the difference between the amount per share paid by purchasers of ordinary shares in the rights offering and the net tangible book value per ordinary share immediately after the rights offering.

Based on an offering of 7,240,808 ordinary shares at an offering price of $1.73 per share and after deducting estimated offering expenses payable by us of approximately $100,000, and the application of the estimated $12.4 million of net proceeds from the rights offering, our pro forma net tangible book value as of June 30, 2019 would have been approximately $7.26 million or $0.12 per share. This represents an immediate increase in pro forma net tangible book value to existing shareholders of $0.21 per ordinary share and an immediate dilution to purchasers in the rights offering of $1.61 per ordinary share.

The following table illustrates this per share dilution assuming a fully subscribed rights offering of 7,240,808 ordinary shares at the subscription price of $1.73 per share:

Subscription price		$1.73
Net tangible book value per ordinary share prior to the rights offering	$(0.09)
Increase in net tangible book value per ordinary share attributable to the rights offering	$0.21
Pro forma net tangible book value per share after the rights offering		$0.12
Dilution per share to purchasers		$1.61

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of June 30, 2019 (i) on an actual basis and (ii) on an as adjusted basis to give effect to (a) the issuance of 7,240,808 ordinary shares in the rights offering, assuming the exercise of all of the subscription rights at a subscription price of $1.73 per ordinary share with aggregate gross proceeds of approximately $12.5 million and (b) the receipt by us of aggregate net proceeds of approximately $12.4 million from the rights offering after deducting our payment of estimated offering expenses.

The information presented in the table below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes thereto incorporated into this prospectus supplement by reference.

	As of June 30, 2019
	Actual	As Adjusted
	(U.S. dollars in thousands) Unaudited
Cash and cash equivalents	$12,405	$24,805
Total current assets	17,860	30,260
Debt	10,000	10,000

Shareholders’ Equity
Share Capital

Ordinary shares nominal value ILS 0.15 par value;
Authorized: 75,353,340 shares; Issued and outstanding: 54,501,307; Issued and outstanding, as adjusted 61,742,115	2,098	2,377
Additional paid-in capital	245,905	258,026
Accumulated other comprehensive income	(1,762)	(1,762)
Accumulated Deficit	(222,460)	(222,460)
Total shareholders’ equity	$23,781	$36,181

THE RIGHTS OFFERING

Terms of the Offer

We are distributing at no charge to the holders of our ordinary shares as of the close of business on September 25, 2019, subscription rights to purchase up to an aggregate of 7,240,808 of our ordinary shares. The total subscription price for the rights offered in the rights offering will be approximately $12.5 million, assuming full exercise of all the subscription rights. See below for additional information regarding subscription by DTC participants.

Each shareholder is being issued one right for every 7.55 ordinary shares owned on the record date. Each right carries with it a basic subscription right and an over-subscription right. Rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering. See below “Fractional Securities.”

Each right entitles the holder to purchase, at the subscription price of $1.73, one ordinary share. We refer to this as the basic subscription right. There is no minimum subscription amount.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights. We refer to this as the over-subscription right. You must exercise your rights with respect to the basic subscription right and the over-subscription right at the same time. Over-subscription rights will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription rights to which they subscribed.

You may be subject to certain regulatory requirements if, as a result of the exercise of your subscription rights, you reach certain holding thresholds of beneficial ownership of our ordinary shares. For example, if your exercise of subscription rights results in you beneficially owning more than 5% of our ordinary shares, you may be required to file a Schedule 13D or Schedule 13G with the SEC.

The rights are exercisable beginning after 5:00 p.m., New York City time on Friday, October 4, 2019 and ending on Monday, November 4, 2019 at 5:00 p.m., New York City time, unless we decide to terminate the rights offering earlier. If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to the proper time and form of payment of the subscription price. Any rights not exercised at or before the applicable time will expire without any payment to the holders for those unexercised rights. See “The Rights Offering – Methods for Exercising Rights--Shareholders Whose Ordinary Shares are Held by a Nominee.”

The rights will be evidenced by subscription rights certificates which will be mailed to registered shareholders. The subscription rights will not be tradable on any stock exchange or market.

For purposes of determining the number of rights a holder may acquire in the rights offering, holders whose ordinary shares are held of record by Cede & Co. will be deemed to be the holders of the rights that are issued to Cede & Co.

Allocation and Exercise of Over-Subscription Rights

In order to properly exercise an over-subscription right, a rights holder must: (i) exercise its basic subscription right in full, (ii) indicate on its subscription rights certificate that it submits with respect to the exercise of the rights issued to it how many additional ordinary shares it is willing to acquire pursuant to its over-subscription right and (iii) concurrently deliver the subscription payment related to its over-subscription right at the time it makes payment for its basic subscription right in accordance with the procedures described in this prospectus.

If there are sufficient remaining rights, all over-subscription requests will be honored in full. If requests for rights pursuant to the over-subscription right exceed the remaining rights available, the available remaining rights will be allocated pro rata among rights holders who over-subscribe based on the number of over-subscription rights to which they subscribe. The percentage of remaining rights each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole ordinary shares. The allocation process will assure that the total number of remaining rights available for over-subscriptions is distributed on a pro rata basis. The formula to be used in allocating the available over-subscription rights is as follows:

Number of Over-Subscription Rights Subscribed for by an Exercising Rights Holder	X	Total Rights Available for Rights Holders Exercising Their Over-Subscription Right
Total Number of Over-Subscription Rights Subscribed for by All Exercising Rights Holders

Rights payments for basic subscriptions and over-subscriptions will be segregated upon receipt by the subscription agent or us, as applicable, pending a final determination of the number of ordinary shares to be issued pursuant to the over-subscription right. If the prorated amount of rights allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the subscription agent or us on your behalf will be returned to you promptly without interest or deduction.

Brokers, dealers, banks and other nominee holders of rights, including DTC members, will be required to certify to the subscription agent before any over-subscription right may be exercised with respect to any particular beneficial owner as to (i) the number of rights exercised pursuant to such beneficial owner’s basic subscription right and (ii) the number of rights subscribed for pursuant to the over-subscription right of such beneficial owner.

We will not offer or sell in connection with the rights offering any ordinary shares that are not subscribed for pursuant to the basic subscription right or the over-subscription right.

Fractional Securities

We will issue only whole numbers of securities in the rights offering. Accordingly, if you are entitled to receive a fraction of a subscriptions right in the rights offering, we will round down to the nearest whole number. With respect to ordinary shares registered on our shareholder register maintained by our U.S. transfer agent, including those held in the name of DTC, such rounding will be made with respect to each record and beneficial shareholder.

Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

Warburg Commitment

Warburg, our controlling shareholder, has provided a commitment letter pursuant to which it committed to exercise its basic subscription rights and its over-subscription rights for an aggregate subscription of no less than $8 million of ordinary shares in the rights offering. Warburg will not receive any fee in connection with the Warburg commitment. As of the date of this prospectus supplement, Warburg beneficially owns approximately 50.5% of our outstanding shares.

Expiration of the Rights Offering and Amendments

You may exercise your subscription rights at any time before 5:00 p.m., New York City time on Monday, November 4, 2019, unless we decide to terminate the rights offering earlier. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue ordinary shares to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent. We may extend the expiration of the rights offering for a period not to exceed 30 days by giving oral or written notice to the subscription agent prior to the expiration date of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then rights holders who have subscribed for rights may cancel their subscriptions and receive a refund of all subscription payments advanced.

We also reserve the right to amend or modify the terms of the rights offering. If we make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer rights holders who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any subscription payments advanced by such rights holder and recirculate an updated prospectus supplement after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow rights holders ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to exercising your basic and over-subscription rights and as to the proper time and form of payment of the subscription price. See “Methods of Exercise of Rights for Record Holders” for the deadlines and other details regarding exercising subscription rights.

Any rights not exercised at or before the applicable time will have no value and expire without any payment to the holders for those unexercised rights. We will not be obligated to honor your exercise of subscription rights if the subscription agent or Cyren receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Revocation and Termination of the Rights Offering

No Revocation. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our ordinary shares is below the $1.73 per share subscription price. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at the proposed subscription price.

Termination; Cancellation. We may cancel or terminate the rights offering in our sole discretion at any time prior to 5:00 p.m. New York City time (midnight, Israel time) on Monday, November 4, 2019 (the expiration date), for any reason (including, without limitation, a change in the market price of our ordinary shares). Any cancellation or termination of the rights offering will be followed as promptly as practicable by an announcement.

Reasons for the Rights Offering; Determination of the Offering Price

We are making the rights offering to raise funds for general working capital purposes. Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

The Capital Raise Committee, an independent committee excluding any Warburg nominated directors, determined that the subscription price should be designed to provide an incentive to our current shareholders to exercise their rights in the rights offering. Other factors considered by the Capital Raise Committee in setting the subscription price included the amount of proceeds desired, our need for equity capital, the price at which our shareholders might be willing to participate in the rights offering, our business prospects, alternatives available to us for raising equity capital, the liquidity of our ordinary shares and the historical and current trading prices of our ordinary shares. The subscription price is approximately equal to a 12% premium to the closing price of $1.55 on September 10, 2019, the day prior to our board’s approval of the rights offering terms, and a 2% premium to the volume weighted average closing price of the ordinary shares on the Nasdaq Capital Market over the prior 90 trading days ending on September 10, 2019.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of our company or our ordinary shares. You should not assume or expect that, after the rights offering, our ordinary shares will trade at or above the subscription price in any given time period. The market price of our ordinary shares may decline during or after the rights offering, and you may not be able to sell our ordinary shares purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our ordinary shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. On October 2, 2019, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $1.66 per share.

Methods of Exercise of Rights for Record Holders

American Stock Transfer & Trust Company, LLC will act as the U.S. subscription agent in connection with the rights offering with respect to holders of our ordinary shares that are registered on our shareholder register maintained by American Stock Transfer & Trust Company, LLC, the transfer agent of our ordinary shares, including shares registered in the name of Cede & Co for the benefit of brokers, dealers, banks and other nominees. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $18,000 plus reimbursement for all reasonable out-of-pocket expenses related to the rights offering.

Rights are evidenced by subscription rights certificates that will be mailed to record date shareholders registered on our shareholder register maintained by American Stock Transfer & Trust Company, LLC. The rights certificate will be accompanied by a copy of this prospectus, and on the back of the rights certificate will be a rights exercise form.

If you are a record owner of our ordinary shares, you may exercise your rights by delivering a signed exercise form on the back of your rights certificate to American Stock Transfer & Trust Company, LLC, together with payment in full of the subscription price for all shares subscribed for through the exercise of the subscription right and the over-subscription right, by 5:00 p.m., New York City time (midnight Israel time), on Monday, November 4, 2019. Completed subscription rights certificates of record holders and payment for the exercise of your rights (other than wire transfers) must be sent to the subscription agent by mail, hand or overnight courier to the address below.

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

If you are a record holder, delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

All payments to the subscription agent must be in U.S. dollars by U.S. postal money order or bank check drawn on a United States or foreign bank or branch and payable to “American Stock Transfer & Trust Company, LLC, as Subscription Agent for Cyren Ltd.” Payment also may be made by wire transfer of immediately available funds directly to the account maintained by the subscription agent.

The subscription agent will segregate all funds received prior to the final payment date pending proration and distribution of the ordinary shares.

The method of delivery of subscription rights certificates and payment of the subscription price to the subscription agent will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time (midnight, Israel time), on Monday, November 4, 2019.

Whichever of the methods described above is used, issuance of the ordinary shares is subject to collection of checks and actual payment.

If a participating rights holder who subscribes for shares as part of the subscription right or over-subscription right does not make payment of any amounts due by the expiration date, the subscription agent reserves the right to take any or all of the following actions: (i) reallocate the ordinary shares to other participating rights holders in accordance with the over-subscription right; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of ordinary shares which could be acquired by such participating rights holder upon exercise of the basic subscription and any over-subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for ordinary shares.

Information Agent

You may direct any questions or requests for assistance concerning the method of exercising your rights, additional copies of this prospectus supplement, the instructions or other subscription materials referred to herein, to the information agent, at the following telephone number and address:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (877) 283-0325

Email: cyren@dfking.com

Exercise of Rights by Beneficial Owners Who Are Not Record Holders

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC), rather than in your own name, you should expect your broker, dealer or other nominee to notify you of this rights offering and the procedures for exercising or transferring your rights. If you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to the proper time and form of payment of the subscription price. In that case, the nominee will complete the subscription rights certificate on behalf of the record date shareholder and arrange for proper payment.

Nominee Holders

If you are a broker, a trustee or a depositary for securities that holds our ordinary shares for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares as soon as possible of the issuance of the rights to find out such beneficial owners’ intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our ordinary shares on the record date, so long as the nominee submits the appropriate subscription certificates and certifications and proper payment to us.

General

All questions as to the timeliness, validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the rights offering or not in proper form or if the acceptance thereof or the issuance of our ordinary shares thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Rights Not Transferable

The subscription rights may not be sold or transferred except by operation of law and will not be tradable on any trading market.

Execution

(a) Execution by Registered Holder. The signature on the rights certificate must correspond with the name(s) of the registered holder exactly as it appears on the face of the rights certificate, without any alteration or change whatsoever. Persons who sign the rights certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

(b) Execution by a Person Other than the Registered Holder. If the rights certificate is signed by a person other than the holder named on the face of the rights certificate, proper evidence of authority of the person executing the rights certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed in “Section 4: Signature Guarantee” of the Rights Certificate, by an Eligible Institution who is a member in a Medallion Program approved by the Securities Transfer Association, Inc., as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, if you specify special issuance or delivery instructions in Section 2 of the rights certificate.

Delivery of Share Certificates

The issuance of ordinary shares purchased in the rights offering will be made as soon as practicable after the expiration date.

If you are a holder of record of ordinary shares, all ordinary shares that are purchased by you in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a DRS account statement from American Stock Transfer & Trust Company, LLC, our transfer agent, reflecting ownership of these securities.

Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares acquired in the rights offering credited to the account of such nominee on such date. Shareholders whose ordinary shares are held of record by Cede & Co. on their behalf or on behalf of their broker, dealer, bank or other nominee that is a DTC member will have any ordinary shares that they acquire in the rights offering issued in the name of Cede & Co.

ERISA and Tax Considerations for U.S. Retirement Plans

Under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, fiduciary responsibility requirements may impact the exercise of rights by fiduciaries acting on behalf of U.S. qualified retirement plans, such as 401(k) plans, and other employee benefit plans that are subject to Section 4975 of the Code, including, individual retirement accounts, or IRAs, or U.S. benefit plans. Any fiduciary of such a U.S. benefit plan should carefully consider, taking into account the facts and circumstances of the U.S. benefit plan, whether exercising subscription rights is consistent with its fiduciary responsibilities under ERISA, including, among other considerations, whether exercising such rights is consistent with the prudence and diversification requirements of such U.S. benefit plan, whether it is permitted under the governing plan documents and investment policies, and whether the exercise is solely in the interest of the participants and beneficiaries of such U.S. benefit plan.

Moreover, ERISA and the Internal Revenue Code of 1986, as amended, or the Code, contain prohibited transaction rules that may preclude the exercise of rights by U.S. benefit plan. Specifically, these rules prohibit certain transactions between a U.S. benefit plan and persons who have certain specified relationships to such U.S. benefit plan, that is “parties in interest” to such plan subject to ERISA and “disqualified persons” to such plan subject to Section 4975 of the Code. There are, however, certain governmental class exemptions to the prohibited transaction rules that have been issued by the U.S. Department of Labor, or the DOL, and subscription rights exercised by U.S. benefit plans pursuant to and in accordance with one or more of these prohibited transaction class exemptions, or PTCEs, may be exempt, including, PTCE 84-14 (an exemption for certain transactions determined by independent qualified professional asset manager, PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts), and PTCE 96-23 (an exemption for certain transactions effected by in-house asset managers). It should be noted that if the exercise of subscription rights on behalf of a U.S. benefit plan failed to fall within an exemption and, therefore, be deemed to be a non-exempt prohibited transaction, the purchase of ordinary shares under this offering might have to be rescinded. Moreover, under certain circumstances, a prohibited transaction with an IRA could disqualify the IRA for tax purposes.

The retirement plans of U.S. governmental entities or churches while not subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, may nevertheless be subject to state or other federal laws that are substantially similar to the foregoing provisions of ERISA. Decision-makers for any such plans should consult with their counsel before exercising any subscriptions rights hereunder.

U.S. benefit plans should also be aware that if they borrow in order to finance the exercise of subscription rights, the U.S. benefit plans may become subject to the tax on unrelated business income under Section 511 of the Code. If any portion of an IRA is used as security for a loan, the portion so used is treated as distributed to the IRA owner for tax purposes.

Due to the complexity of the foregoing rules and the penalties for non-exempt prohibited transactions as well as fiduciary and other potential violations of ERISA and the Code, each prospective investor exercising subscription rights on behalf of any U.S. benefit plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and Code.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences of the receipt, ownership, exercise, and expiration of subscription rights distributed to U.S. Holders (as defined below) pursuant to the rights offering. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the final, temporary and proposed U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change (possibly with retroactive effect) or different interpretations. For purposes of this summary, a “U.S. Holder” will be deemed to refer only to any of the following holders of our ordinary shares:

●	an individual who is either a U.S. citizen or a resident of the United States for U.S. federal income tax purposes;

●	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate the income of which is subject to U.S. federal income tax regardless of the source of its income; and

●	a trust, if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This summary does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders by reason of their particular circumstances, including potential application of the U.S. federal alternative minimum tax, any aspect of state, local or non-U.S. federal tax laws or U.S. federal tax laws other than U.S. federal income tax laws. In addition, this summary is directed only to U.S. Holders who hold our ordinary shares as “capital assets” within the meaning of Section 1221 of the Code and does not address the considerations that may be applicable to particular classes of U.S. Holders, including financial institutions, regulated investment companies, real estate investment trusts, pension funds, insurance companies, broker-dealers, tax-exempt organizations, grantor trusts, partnerships or other pass-through entities and partners or other equity owners in such partnerships or pass-through entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. Holders who have elected mark-to-market accounting, U.S. Holders who acquired our ordinary shares through the exercise of options or otherwise as compensation, U.S. Holders who hold our ordinary shares as part of a “straddle,” “hedge” or “conversion transaction,” U.S. Holders selling our ordinary shares short, U.S. Holders deemed to have sold our ordinary shares in a “constructive sale,” and U.S. Holders, directly, indirectly or through attribution, of 10% or more (by vote or value) of our outstanding ordinary shares.

Each U.S. Holder should consult with his, her or its own tax advisor as to the particular tax consequences to him, her or it of the receipt, ownership, exercise, sale and expiration of subscription rights, including the effects of applicable tax treaties, state, local, foreign or other tax laws and possible changes in the tax laws.

Issuance of Subscription Rights

A U.S. Holder’s receipt of subscription rights pursuant to the rights offering likely will not be taxable under U.S. federal income tax laws. The distribution of the subscription rights would be taxable under U.S. federal income tax laws if it were part of a “disproportionate distribution,” that is, if it were to have the effect of the receipt of cash or other property by some holders of our ordinary shares and an increase in the proportionate interest of other holders of our ordinary shares in our assets or earnings and profits. The following discussion assumes that U.S. Holders will not be subject to U.S. federal income tax upon the receipt of subscription rights pursuant to the rights offering.

Tax Basis and Holding Period of Subscription Rights

A U.S. Holder’s tax basis in subscription rights received pursuant to the rights offering generally must be determined by allocating such U.S. Holder’s tax basis in his, her or its ordinary shares between such ordinary shares and the subscription rights based on their respective fair market values on the date of the rights distribution. If the fair market value of the subscription rights is less than 15% of the fair market value (on the date of distribution) of the ordinary shares with respect to which the rights are distributed, however, the U.S. Holder’s tax basis in the subscription rights received pursuant to the rights offering will be zero, unless such U.S. Holder irrevocably elects (in his, her or its U.S. federal income tax return for the tax year in which the subscription rights are received) to allocate a portion of the tax basis of his, her or its ordinary shares to such subscription rights as described in the preceding sentence. Tax basis may not be allocated to subscription rights which expire without having been exercised at the end of the subscription period. The holding period of subscription rights received pursuant to the rights offering will include the holding period of the ordinary shares with respect to which the subscription rights were distributed.

Expiration of Subscription Rights

If a U.S. Holder does not exercise his, her or its subscription rights prior to the end of the subscription period and such U.S. Holder continues to hold the ordinary shares with respect to which the subscription rights were distributed, such U.S. Holder will recognize no gain or loss and his, her or its tax basis in the ordinary shares with respect to which the subscription rights were distributed will be equal to such U.S. Holder’s tax basis in such ordinary shares before receipt of the subscription rights. If a U.S. Holder’s subscription rights expire without exercise after the U.S. Holder has disposed of the ordinary shares with respect to which the subscription rights were distributed, such U.S. Holder likely would recognize a capital loss to the extent of the tax basis allocated to the expired subscription rights. Such capital loss would be short-term or long-term capital loss, depending on the U.S. Holder’s holding period with respect to the subscription rights, determined as described in “– Tax Basis and Holding Period of Subscription Rights” above. Deductions for capital losses are subject to limitations under the Code.

Exercise of Subscription Rights; Tax Basis and Holding Period of Ordinary Shares

A U.S. Holder will not recognize any gain or loss upon the exercise of subscription rights. A U.S. Holder’s initial tax basis in each share received upon the exercise of a subscription right will be equal to the sum of the subscription price paid plus the U.S. Holder’s tax basis, if any, in such subscription right, determined as described in “–Tax Basis and Holding Period of Subscription Rights” above.

A U.S. Holder’s holding period for the ordinary shares acquired upon the exercise of a subscription right will begin on the date of exercise.

If a U.S. Holder exercises a subscription right received in the rights offering after disposing of ordinary shares at a loss, or if a U.S. Holder disposes of ordinary shares at a loss soon after exercising a subscription right, the deductibility of such loss resulting from the sale of the ordinary shares may be limited under the “wash sale” rules in Section 1091 of the Code. U.S. Holders should consult their tax advisors regarding the potential application of these rules.

Acquisition, Ownership and Disposition of Ordinary Shares

U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares and the potential application of U.S. information reporting requirements and backup withholding taxes.

MATERIAL ISRAELI TAX CONSIDERATIONS

The following summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in the discussion in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations. Each holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

The Distribution of the Subscription Rights

We do not believe that the receipt and exercise of your subscription rights will be taxable; however, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering.

Capital Gains Tax

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets (or rights to capital assets) located in Israel, including shares of Israeli companies by non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The law distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus.

Provisions of Israeli tax law may treat a sale of securities listed on a stock exchange differently than the sale of other securities.

Israeli Residents

Generally, the tax rate applicable to capital gains derived from the sale of shares, whether listed on a stock market or not, is currently 25% for Israeli individuals, unless, among others, such shareholder claims a deduction for financing expenses in connection with such shares, in which case the gain will generally be taxed at a rate of 30%. Additionally, if such shareholder is considered a “Substantial Shareholder” at any time during the 12-month period preceding such sale, i.e. such shareholder holds directly or indirectly, including together with others, at least 10% of any means of control in the company, the tax rate shall be 30%. However, the foregoing tax rates will not apply to: (i) dealers in securities; and (ii) shareholders who acquired their shares prior to an initial public offering (who may be subject to different rules). Israeli companies are subject to the corporate tax rate on capital gains derived from the sale of listed shares, currently at the rate of 25%.

Section 94(d) of the Israeli Income Tax Ordinance [New Version], 1961, or the Tax Ordinance, defines “bonus shares” as “including the benefit component in rights issued or in shares originating in such rights.” Section 94(a) of the Tax Ordinance provides that bonus shares will be deemed to have been purchased on the date that the shares in respect of which the bonus shares were issued, defined as the Principal Shares, were purchased. In addition, the section provides that the original cost (i.e., tax basis) of one bonus share or one Principal Share will be a sum whose proportion to the total original cost of all bonus shares and Principal Shares will be the same as the proportion of the par value of one such share to the total par value of all the aforementioned shares. In accordance with Section 94(e) of the Tax Ordinance, the Minister of Finance of Israel may, subject to the approval of the Finance Committee of the Israeli Knesset, promulgate rules for calculating the amount of the benefit component. Such rules have not been published.

Non-Israeli Residents

Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of shares of Israeli companies publicly traded on a recognized stock exchange outside of Israel, provided however that such shareholders did not acquire their shares prior to an initial public offering, and that the gains were not derived through a permanent establishment maintained by such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25% or more in such non-Israeli corporation, or (ii) are the beneficiaries or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In certain instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, as amended, or the U.S. – Israel Tax Treaty, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.- Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the U.S.-Israel Tax Treaty generally will not be subject to Israeli capital gains tax unless such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to particular conditions, or the unless capital gains from such sale, exchange or disposition can be allocated to a permanent establishment in Israel. In such case, the Treaty U.S. Resident could be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Tax Treaty, such Treaty U.S. Resident would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

EXPENSES ASSOCIATED WITH THE RIGHTS OFFERING

We have agreed to pay all of the expenses incidental to the rights offering, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and transfer agent and subscription agent fees. We estimate that the expenses for which we will be responsible in connection with the rights offering will be approximately $100,000.

PLAN OF DISTRIBUTION

On or about October 4, 2019, we will distribute, at no cost, the subscription rights certificates and copies of this prospectus supplement to all holders of record of our ordinary shares on September 25, 2019. If you wish to exercise your basic subscription rights and the over-subscription rights and purchase our ordinary shares, you should complete the subscription rights certificate and return it, with payment of the subscription price, or follow the procedure for subscription by shareholders whose ordinary shares are held by a nominee, as set forth in “The Rights Offering - Methods for Exercising Rights.”

LEGAL MATTERS

The validity of the securities offered hereby and other legal matters concerning the rights offering relating to Israeli law will be passed upon for us by Yigal Arnon & Co., Tel Aviv, Israel. Certain legal matters relating to United States law will be passed upon for us by Greenberg Traurig, P.A. Fort Lauderdale, Florida.

EXPERTS

The consolidated financial statements of Cyren Ltd. appearing in the 2018 10-K (including schedules appearing therein), have been audited by Kost Forer Gabbay & Kasierer (a member of EY Global), independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also access our SEC filings at our website http://www.cyren.com. Our website is not a part of this prospectus supplement and is not incorporated by reference in this prospectus supplement.

This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement omits some information contained in the Registration Statement in accordance with SEC rules and regulations. You should review the information in and exhibits to the accompanying prospectus and the Registration Statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement concerning any document we filed as an exhibit to the Registration Statement, accompanying prospectus or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus supplement is considered to be part of this prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated into this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (File No. 000-26495):

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

●	Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2019;

●	Quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2019;

●	Current Reports on Form 8-K filed on February 20, 2019 (only with respect to Item 5.02 included therein), April 26, 2019 (only with respect to Item 5.02 included therein), May 23, 2019 (only with respect to Items 5.02 and 8.01 included therein), August 2, 2019 and September 11, 2019 and Form 8-K/A filed on August 26, 2019.

●	The description of our ordinary shares contained in our Form 8-A filed on June 25, 1999, including any reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the Registration Statement of which the accompanying prospectus and this prospectus supplement are a part and prior to effectiveness of such Registration Statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus supplement, which will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

1430 Spring Hill Road, Suite 330
McLean, Virginia 22102
Attn: Investor Relations
Telephone Number (703) 760-3320

PROSPECTUS

Cyren Ltd.

$50,000,000

Debt Securities
Ordinary Shares
Warrants
Subscription Rights

We may offer and sell from time to time, in one or more offerings, debt securities, ordinary shares, warrants or subscription rights up to an aggregate amount of $50,000,000. We refer to the debt securities, ordinary shares, warrants and subscription rights collectively as “securities” in this prospectus. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol CYRN. As of July 31, 2019, the aggregate market value of our outstanding ordinary shares held by non-affiliates was approximately $47.2 million, based on 54,511,307 ordinary shares outstanding, of which 26,352,050 were held by non-affiliates and a per share closing price of $1.79. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to the Registration Statement of which this prospectus forms a part at a value of more than one-third of the aggregate market value of our ordinary shares held by non-affiliates in any 12 calendar month period, so long as the aggregate market value of our ordinary shares held by non-affiliates is less than $75,000,000. In the event that subsequent to the effective date of the Registration Statement of which this prospectus forms a part, the aggregate market value of our outstanding ordinary shares held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales shall not apply to additional sales made pursuant to this Registration Statement. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus. We will state on the cover of each prospectus supplement the amount of our outstanding ordinary shares held by non-affiliates, the amount of securities being offered and the amount of securities sold during the prior 12 calendar month period that ends on, and includes, the date of the prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” on page 3 of this prospectus. Also see “Risk Factors” in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 16, 2019

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings for an aggregate initial offering price of up to $50,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference”.

You should rely only on the information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “us” and “Cyren” refer, collectively, to Cyren Ltd., an Israeli registered public company formerly known as Commtouch Software Ltd., and its consolidated subsidiaries.

We have trademarks for our company name “Cyren” and we are also maintaining our registered trademark for “Commtouch”, which is registered in the U.S., Canada, Israel, European Union and China. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners.

THE COMPANY

Purpose built for the cloud, we are an early pioneer and leading innovator of SaaS security solutions that protect businesses, their employees and customers from threats on the web, in email and on mobile devices. Our mission is to protect people and organizations from cyber threats when they use the internet.

Our cloud-first approach to security sets us apart from other vendors in the market. We are an internet security company that is delivering security results that are disrupting legacy vendors and appliance-based solutions. Our security solutions are architected around the fundamental belief that internet security is a race against time – and the cloud best enables the speed, sophistication and advanced automation needed to detect and block threats as they emerge on the internet.

Our security cloud delivers faster detection and protection, with SaaS security solutions that inspect web and email traffic before it reaches a user’s browser or inbox– often identifying and blocking threats in just seconds. Our SaaS solutions are easy to deploy and manage, delivering critical security and faster innovation, for a low total cost of ownership.

Our cloud security services are sold into two markets:

●	Cyren Cloud Security (CCS) – this SaaS security platform is designed for enterprise customers, and is sold either directly or through channel partners. Cyren Cloud Security (CCS) services currently include Email Security (CES), Web Security (CWS), DNS Security, and Cloud Sandboxing. Each of these service offerings may be purchased separately, or as part of a bundled suite. All products are sold on a per-user SaaS subscription model, providing customers with a quick-to-deploy, easy-to-manage solution and a low total cost of ownership. We market and sell our solutions worldwide both directly through our sales teams and indirectly through our Partner Program where our sales organization actively assists our network of distributors and resellers.

During the first half of 2019, we decided to focus our product development and sales efforts on products that are derived from our Cloud Email Security solutions, and as such, will be de-emphasizing standalone and bundled Web Security (CWS) offerings. We will continue to support existing CWS customers through the end of 2020 but will not be pursuing new sales of these services in 2019.

Since 2018, we have been developing an anti-phishing solution targeted at enterprise customers in a market segment that Gartner has defined as Cloud Email Security Supplements (CESS). Cyren’s CESS solution, which has been internally branded as Cyren Inbox Security (CIS), is expected to be generally available during the first half of 2020, and is not expected to have any revenue impact until 2020.

●	Cyren Threat Intelligence Services (TIS) – this platform offers cloud-based cyber threat detection APIs, and SDKs to many of the world’s leading technology and security vendors. Cyren Threat Intelligence Services include Email Security, Web Security, Endpoint Security, and Advanced Threat Protection. These solutions are sold directly to Original Equipment Manufacturers (“OEMs”), embedded security vendors, and service providers that integrate Cyren Threat Intelligence Services and cloud detection services into their infrastructure or security products to protect their customers and users.

We were incorporated as a private company under the laws of the State of Israel on February 10, 1991 and our legal form is a company limited by shares. We became a public company on July 15, 1999 under the name Commtouch Software Ltd. In January 2014, we changed our legal name to Cyren Ltd.

Our principal executive offices are located at 10 Ha-Menofim St., 5th Floor, Herzliya, 4672561, Israel and our telephone number is 972–9–863–6888.

RISK FACTORS

Investing in our securities is very risky. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Item 1A. Risk Factors” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 28, 2019 (the “2018 10-K”), which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also access our SEC filings at our website http://www.cyren.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the Registration Statement in accordance with SEC rules and regulations. You should review the information in and exhibits to the Registration Statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the Registration Statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated into this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-26495):

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

●	Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2019;

●	Quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2019;

●	Current Reports on Form 8-K filed on February 20, 2019 (only with respect to Item 5.02 included therein), April 26, 2019 (only with respect to Item 5.02 included therein), May 23, 2019 (only with respect to Items 5.02 and 8.01 included therein) and August 2, 2019; and

●	The description of our ordinary shares contained in our Form 8-A filed on June 25, 1999, including any reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the Registration Statement of which this prospectus is a part and prior to effectiveness of such Registration Statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

1430 Spring Hill Road, Suite 330
McLean, Virginia 22102
Attn: Investor Relations
Telephone Number (703) 760-3320

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and the beliefs and assumptions of our management. In addition, statements in the future tense, and statements including words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” and similar expressions are intended to identify forward-looking statements. Specifically, this this prospectus and the information incorporated by reference in this prospectus contain forward-looking statements regarding:

●	our intention to release two new enterprise-focused product offerings on the CCS platform in 2019 and the anticipated solutions such offerings will provide to our customers;

●	our expectations regarding our integrated offering and our partnership with Microsoft;

●	our expectations regarding the timing of availability of our CIS solution to the market and the timing of its revenue impact;

●	our expectations regarding our future profitability and revenue growth;

●	our expectations regarding increases in cost of revenue and operating expenses, including as a result of our anticipated investments in R&D;

●	our beliefs regarding the importance of R&D;

●	our expectation to lower the rate of R&D investment as a percentage of revenue in the future and to drive more revenue from existing solutions rather than by adding new solutions;

●	our expectations regarding reducing the historical rate of headcount growth and its resulting impact on our gross and operating margins over time;

●	our expectations regarding our business strategies, including our contingency plan;

●	our expectations regarding growth of our enterprise business and its expected impact on our business and operating results, including its contribution to our cash flow and return on investment;

●	our expectations regarding our capital expenditures for 2019;

●	our belief regarding the adequacy of our existing capital resources and other future measures to satisfy our expected liquidity requirements;

●	our beliefs regarding our competitive position in the market in which we operate;

●	our expectations regarding the regulatory environment of data privacy in the EU;

●	our anticipated significant investments in R&D and promotion of our brand;

●	our expectations regarding trends in the market for internet security and technology industry;

●	our expectations regarding existing and new threats, key challenges and opportunities in our industry and their impact on our business, including the impact of innovations in the technology industry;

●	our expectations regarding the increase in utilization of our cloud infrastructure and the resulting impact on our gross margins;

●	our expectations regarding continued and future customers that will contribute to our revenue, and the solutions we provide to such customers;

●	our beliefs regarding factors that make our vision compelling to the IT security market;

●	our expectations regarding the locations where we conduct our business;

●	our belief regarding passive foreign investment company status;

●	our expectations regarding the significant costs associated with loss of our foreign private issuer status;

●	our expectations regarding the impact of litigation;

●	our beliefs regarding our net operating loss carry-forwards; and

●	our expectations and estimates regarding certain tax and accounting matters, including the impact on our financial statements.

These forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause our actual results, performance, levels of activity, achievements or industry results, to be materially different from those expressed or implied by such forward-looking statements as a result of numerous factors, including the following:

●	our ability to execute our business strategies, including our sales and business development plan;

●	our ability to timely and successfully enhance and improve our existing solutions and introduce our new solutions;

●	the commercial success of such enhancements and new solutions;

●	lack of demand for our solutions, including as a result of actual or perceived decreases in levels of advanced cyber attacks;

●	our ability to manage our cost structure, avoid unanticipated liabilities and achieve profitability;

●	our ability to grow our revenues, including the ability of existing solutions to drive sufficient revenue;

●	our ability to attract new customers and increase revenue from existing customers;

●	market acceptance of our existing and new product offerings;

●	the success of our partnership with Microsoft, including our ability to successfully integrate our web security technology into its platform;

●	our ability to adapt to changing technological requirements and shifting preferences of our customers and their users;

●	our ability to successfully shift the focus of our product development and sales efforts to our CES solutions, while de-emphasizing our CWS offerings;

●	loss of any of our large customers;

●	adverse conditions in the national and global financial markets;

●	the impact of currency fluctuations;

●	political and other conditions in Israel that may limit our R&D activities;

●	increased competition or our ability to anticipate or effectively react to competitive challenges;

●	the ability of our brand development strategies to enhance our brand recognition;

●	our ability to retain key personnel;

●	performance of our OEM partners, service providers and resellers;

●	our ability to successfully implement our contingency plan, if needed, and its ability to allow us to continue our operations and meet our cash obligations;

●	our ability to successfully estimate the impact of regulatory and litigation matters;

●	our ability to comply with applicable laws and regulations and the impact of changes in applicable laws and regulations, including tax legislation or policies;

●	economic, regulatory and political risks associated with our international operations;

●	the impact of cyber attacks or a security breach of our systems;

●	our ability to protect our brand name and intellectual property rights;

●	the impact of our controlling shareholder’s decisions, which may differ with respect to our strategic direction;

●	our ability to successfully estimate the impact of certain accounting and tax matters, including the effect on our company of adopting certain accounting pronouncements; and

●	those risks detailed in the section of any accompanying prospectus supplement entitled “Risk Factors,” and those risks described in the documents we file from time to time with the SEC that are incorporated by reference in this prospectus, specifically our most recent Annual Report on Form 10-K, Form 10-Q and our Current Reports on Form 8-K.

Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances, or otherwise after the date hereof.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of the State of Israel, and many of our directors and executive officers, as well as the Israeli experts named herein are not residents of the United States, and substantially all of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and executive officers or the Israeli experts named herein and enforcement of judgments obtained in the United States against us, our directors and executive officers, or the Israeli experts named herein, may be difficult to obtain within the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor “You may have difficulties enforcing a U.S. judgment against us and our executive officers and directors or asserting U.S. securities laws claims in Israel” under the heading “Risk Factors” in our 2018 10-K, which is incorporated by reference herein.

Cyren Inc. is the U.S. agent authorized to receive service of process in any action against us arising out of this offering or any related purchase or sale of securities. We have not given consent for this agent to accept service of process in connection with any other claim.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities which may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we file with the SEC. When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean Cyren Ltd. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

We may issue senior debt securities from time to time, in one or more series under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The forms of senior indenture and subordinated indenture are filed as exhibits to the Registration Statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections of or defined terms in the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the Registration Statement of which this prospectus forms a part for additional information.

None of the indentures will limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

General

The senior debt securities will constitute our unsecured and unsubordinated general obligations and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.” The debt securities will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries unless such subsidiaries expressly guarantee such debt securities.

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities of any series being offered, including the following terms:

●	the title and type of the debt securities;

●	whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture the terms on which they are subordinated;

●	the aggregate principal amount of the debt securities;

●	the price or prices at which we will sell the debt securities;

●	the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

●	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

●	the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

●	the right, if any, to extend the interest payment periods and the duration of that extension;

●	the manner of paying principal and interest and the place or places where principal and interest will be payable;

●	provisions for a sinking fund, purchase fund or other analogous fund, if any;

●	any redemption dates, prices, obligations and restrictions on the debt securities;

●	the currency, currencies or currency units in which the debt securities will be denominated and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

●	any conversion or exchange features of the debt securities;

●	whether and upon what terms the debt securities may be defeased;

●	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

●	whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

●	any special tax implications of the debt securities; and

●	any other material terms of the debt securities.

When we refer to “principal” in this section with reference to the debt securities, we are also referring to “premium, if any.”

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue additional debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such additional debt securities or (2) the first payment of interest following the issue date of such additional debt securities). Such additional debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants. Unless we indicate otherwise in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, in either case, unless:

●	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

●	the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

●	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

●	certain other conditions are met.

No Protection in the Event of a Change in Control. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the following are events of default under the senior indenture for any series of senior debt securities:

●	failure to pay interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days (or such other period as may be specified for such series);

●	failure to pay principal on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise (and, if specified for such series, the continuance of such failure for a specified period);

●	default in the performance of or breach of any of our covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

●	certain events of bankruptcy or insolvency, whether or not voluntary; and

●	any other event of default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the fourth bullet point above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest on such series of senior debt securities to be immediately due and payable, and upon this declaration, the same shall become immediately due and payable.

If an event of default specified in the fourth bullet point above occurs and is continuing, the entire principal amount of and accrued interest on each series of senior debt securities then outstanding shall become immediately due and payable.

Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, subject to various provisions in the senior indenture, the holders of a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

The holders of a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities.

However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

●	the holder gives the trustee written notice of a continuing event of default;

●	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

●	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

●	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

●	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of and interest on such senior debt security in accordance with the terms of such debt security, or to bring suit for the enforcement of any such payment in accordance with the terms of such debt security, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all covenants, agreements and conditions under the senior indenture.

Satisfaction and Discharge. We can satisfy and discharge our obligations to holders of any series of debt securities if:

●	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the senior indenture; or

●	all senior debt securities of such series have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit in trust a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us. Purchasers of the debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

Defeasance. Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any series of debt securities issued under the indentures.

Legal Defeasance. We can legally release ourselves from any payment or other obligations on the debt securities of any series (called “legal defeasance”) if certain conditions are met, including the following:

●	We deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

●	There is a change in current U.S. federal income tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

●	We deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

If we accomplish legal defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall.

Covenant Defeasance. Without any change of current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities (called “covenant defeasance”). In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following (among other things):

●	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

●	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the events causing the default, you may not be able to obtain payment of the shortfall.

Modification and Waiver. We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

●	to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

●	to evidence the succession of a corporation, limited liability company, partnership or trust to us, and the assumption by such successor of our covenants, agreements and obligations under the senior indenture or to otherwise comply with the covenant relating to mergers, consolidations and sales of assets;

●	to comply with requirements of the SEC in order to effect or maintain the qualification of the senior indenture under the Trust Indenture Act of 1939, as amended;

●	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

●	to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

●	to provide for or add guarantors with respect to the senior debt securities of any series;

●	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

●	to evidence and provide for the acceptance of appointment under the senior indenture by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

●	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

●	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

●	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting together as a single class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

●	extends the final maturity of any senior debt securities of such series;

●	reduces the principal amount of any senior debt securities of such series;

●	reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

●	reduces the amount payable upon the redemption of any senior debt securities of such series;

●	changes the currency of payment of principal of or interest on any senior debt securities of such series;

●	reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

●	waives an uncured default in the payment of principal of or interest on the senior debt securities (except in the case of a rescission of acceleration as described above);

●	changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;

●	modifies any of the provisions of these restrictions on amendments and modifications, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification; or

●	reduces the above-stated percentage of outstanding senior debt securities of such series whose holders must consent to a supplemental indenture or modifies or amends or waives certain provisions of or defaults under the senior indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver of the senior indenture in accordance with the provisions described in this section becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors. The senior indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee. The senior indenture provides that, except during the continuance of an event of default, the trustee will not be liable except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The senior indenture and the provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

We may have normal banking relationships with the senior trustee in the ordinary course of business.

Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, premium, interest or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the date upon which such principal, premium or interest became due and payable will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law. The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of or interest on the subordinated debt securities (except for certain sinking fund payments). In addition, upon any payment or distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

●	all of the indebtedness of that person for money borrowed;

●	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

●	all of the lease obligations that are capitalized on the books of that person in accordance with generally accepted accounting principles;

●	all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

●	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated debt indenture.

DESCRIPTION OF ORDINARY SHARES

The following description of our share capital is intended as a summary only and therefore is not a complete description of our share capital. This description is based upon, and is qualified by reference to, our Memorandum of Association, our Amended and Restated Articles of Association and applicable provisions of the Israeli Companies Law, 1999 and the regulations promulgated thereunder as in effect from time to time (the “Companies Law”). You should read our Memorandum of Association and Amended and Restated Articles of Association for the provisions that are important to you.

We are registered under the Companies Law as a public company with registration number 52-004418-1. The objective stated in our Memorandum of Association is to engage in any lawful activity.

As of July 31, 2019, our authorized share capital consisted of 110,000,000 ordinary shares, NIS 0.15 par value. As of July 31, 2019, there are 54,511,307 ordinary shares issued and outstanding and zero ordinary shares were dormant.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol CYRN.

Description of Ordinary Shares

All issued and outstanding ordinary shares of Cyren Ltd. are duly authorized and validly issued, fully paid and non-assessable.

The ordinary shares do not have preemptive rights. The ordinary shares may generally be freely transferred under our Amended and Restated Articles of Association, unless the transfer is restricted or prohibited by applicable law or the rules of the stock exchange on which the shares are traded. Our Memorandum of Association, Amended and Restated Articles of Association and the laws of the State of Israel do not restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except, under certain circumstances, with respect to ownership by subjects of countries which are, or have been, in a state of war with Israel.

Dividend and Liquidation Rights

The ordinary shares are entitled to their full proportion of any cash or share dividend duly declared. Cash or share dividend shall be considered as duly declared if it meets the “Profit Criteria” and the “Solvency Criteria”. According to the “Profit Test” a company may distribute cash or share divided out of its “profits” as defined in the Companies Law. According to the “Solvency Test” a company may distribute cash or share divided on condition that there is no reasonable concern that the distribution will prevent the company from meeting its existing and foreseeable obligations when they become due. Distribution of cash or share divided which meets only the “Solvency Test” is subject to Court approval. For the purposes of the “Profit Test”, “profits” are defined as the higher of the balance of surplus or the surplus which was accumulated during the past two years, on the basis of the latest adjusted financial reports, audited or reviewed, prepared by the Company, following deduction of previous distributions if not already reduced from the surplus, provided that not more than six months have lapsed between the date in respect of which the financial reports were prepared and the date of distribution. “Adjusted financial reports” are defined as the financial reports adjusted to the CPI, or subsequent or replacement financial reports, all in accordance with accepted accounting principles. “Surplus” is defined as the amounts included in the Company’s equity originating from the net profit of the Company, as determined in accordance with accepted accounting principles, and other amounts included in the equity under accepted accounting principles which are not share capital or premiums, which are deemed to be profits.

Subjects to the rights of the holders of shares with preferential or other special rights that may be authorized, the holders of ordinary shares are entitled to receive dividends in proportion to the sums paid up or credited as paid up on account of the nominal value of their respective holdings of the shares in respect of which the dividend is being paid (without taking into account the premium paid up on the shares) out of assets legally available therefor and, in the event of our winding up, to share ratably in all assets remaining after payment of liabilities in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made, subject to applicable law. Declaration of a dividend which meets the “Profit Test” and “Solvency Test” requires approval by the Board of Directors, and if such dividend meets only the “Solvency Test”, is also subject to Court approval.

Under current Israeli regulations, any dividends or other distributions paid in respect of ordinary shares purchased by non-residents of Israel with certain non-Israeli currencies (including U.S. dollars) will be freely repatriated in such non-Israeli currencies at the rate of exchange prevailing at the time of conversion, provided that Israel income tax has been paid on or withheld from such payments.

Modification of Class Rights

If at any time the share capital is divided into different classes of shares, then, unless the conditions of allotment of such class provide otherwise, the rights, additional rights, advantages, restrictions and conditions attached or not attached to any class, at any given time, may be modified, enhanced, added or abrogated by resolution at a meeting of the holders of the shares of such class.

Voting, Shareholder Meetings and Resolutions

Holders of ordinary shares have one vote for each share held on all matters submitted to a vote of shareholders.

An annual general meeting must be held once every calendar year at such time (not more than 15 months after the last preceding annual general meeting) and at such place, either within or outside the State of Israel, as may be determined by the Board of Directors. The quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy and holding at least one-third of the voting rights of the issued share capital. A meeting adjourned for lack of a quorum may be adjourned to the same day in the next week at the same time and place, or to such time and place as the Board of Directors may determine in a notice to shareholders. At such reconvened meeting any two shareholders entitled to vote and present in person or by proxy will constitute a quorum. Rule 5620(c) to Nasdaq Listing Rules requires that an issuer listed on Nasdaq should have a quorum requirement that in no case be less than 33 1/3% of the outstanding shares of the company’s common voting stock. However, as mentioned above, our Amended and Restated Articles of Association, consistent with the Companies Law, provides for a lower quorum requirement at an adjourned meeting.

Generally, shareholder resolutions will be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting, in person or by proxy, and voting thereon. For certain matters as described under the Companies Law, there is a requirement that the majority include the affirmative vote of at least a majority of the votes cast by shareholders who are not controlling shareholders of the Company and do not have a personal interest in the matter to be voted upon (nor do their representatives be controlling shareholders or have a personal interest) or, alternatively, the total shareholdings of the votes cast against the proposal (other than by the Company’s controlling shareholders or interested parties in the matter to be voted upon) must not present more than two percent of the voting rights in the Company.

Anti-Takeover Provisions Under Israeli Law

Under the Companies Law, a merger is generally required to be approved by the board of directors of each of the merging companies after determination that the contemplated merger shall not adversely affect the ability of the surviving company to meet its obligations to its creditors as such become due and payable, and by the shareholders of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required. In addition, a merger can be completed only after, among other things, thirty days have passed from the shareholders’ approval of each of the merging companies, all approvals have been submitted to the Israeli Registrar of Companies and at least fifty days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

The Companies Law provides that in general, an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold 25% or more of the voting rights in the company, unless there is already another 25% shareholder of the company. Similarly, the Companies Law provides that in general, an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold more than 45% of the voting rights of the company, unless someone else already holds 45% of the voting power of the company.

Israeli tax law treats specified acquisitions, including a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to taxation before it would become taxable in the United States, even though the investment has not become liquid, although in the case of shares of a foreign corporation that are traded on a stock exchange, the tax may be postponed subject to certain conditions.

Transfer of Shares and Notices

Fully paid ordinary shares that are issued and not subject to any legal restrictions on transference may be transferred freely. Each shareholder of record is entitled to receive at least 21 days’ prior notice (and for certain matters, 35 days’ prior notice) before the date of a shareholder meeting and at least five days’ prior notice before the record date for the meeting. For purposes of determining the shareholders entitled to notice of and to vote at such meeting, the Board of Directors may fix a record date, which shall be between 4 and 40 days prior to the date of any shareholder meeting.

Changes in Our Capital

Changes in our capital are subject to the applicable provisions of the Companies Law and to the approval of the shareholders, generally by a majority of the votes of shareholders present by person or by proxy and voting at the shareholders meeting.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares or debt securities. The applicable prospectus supplement will also describe the following terms of any warrants:

●	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

●	whether the warrants will be issued in definitive or global form or in any combination of these forms;

●	any applicable material Israeli and U.S. federal income tax consequences;

●	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

●	the designation and terms of any equity securities purchasable upon exercise of the warrants;

●	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

●	the number of ordinary shares purchasable upon exercise of a warrant and the price at which those shares may be purchased;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

●	information with respect to book-entry procedures, if any;

●	the anti-dilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

●	any redemption or call provisions; and

●	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will also describe the following terms of any subscription rights:

●	the price, if any, for the subscription rights;

●	the exercise price payable for each ordinary share upon the exercise of the subscription rights;

●	the number of subscription rights to be issued to each shareholder;

●	the number and terms of the ordinary shares which may be purchased per each subscription right;

●	the extent to which the subscription rights are transferable;

●	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

●	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

●	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

FORMS OF SECURITIES

Each debt security and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.

Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable indenture or warrant agreement. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or warrant agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or warrant agreement, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of us, or any trustee, warrant agent, unit agent or other agent of ours, or any agent of any trustee, warrant agent or unit agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment to holders of principal, premium, interest or other distribution of underlying securities or other property on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell securities:

●	through underwriters;

●	through dealers;

●	through agents;

●	directly to purchasers; or

●	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions:

●	at a fixed price, or prices, which may be changed from time to time;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

●	the name of the agent or any underwriters;

●	the public offering or purchase price and the proceeds we will receive from the sale of the securities;

●	any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

●	all other items constituting underwriting compensation;

●	any discounts and commissions to be allowed or re-allowed or paid to dealers; and

●	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

●	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

●	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Yigal Arnon & Co., Israel and/or Greenberg Traurig, P.A., Fort Lauderdale, Florida.

EXPERTS

The consolidated financial statements of Cyren Ltd. appearing in the 2018 10-K (including schedules appearing therein), have been audited by Kost Forer Gabbay & Kasierer (a member of EY Global), independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.